EXHIBIT 4.1


ICE                    Frank A. Ciccotto Jr.    100 William Street
ICE Data Services      President & Global Head  New York, NY 10038
Securities Evaluation  Securities Evaluations   Tel. 212-438-4417
                                                Frank.Ciccottojr@theice.com


                                  May 2, 2017


Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
2 Hanson Place, 12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.

          Re:      Invesco Unit Trusts, Municipal Series 1288
                   Quality Municipal Income Trust, 10-20 Year Series 94
--------------------------------------------------------------------------------

Gentlemen:

   We have examined Registration Statement File No. 333-210604 for the above mentioned trust. We hereby acknowledge that ICE Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to ICE Securities Evaluations, Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ FRANK A. CICCOTTO

                                                               Frank A. Ciccotto
                                             President & Global Head, Securities
                                                                     Evaluations